EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) shall be effective as of the 24th day of January, 2011 by and between ROBERT B. STURGES (“Employee”) and NEVADA GOLD & CASINOS, INC., a Nevada corporation with headquarters in Houston, Texas (“Employer” or “the Company”).

WHEREAS, Employer is in the business of developing, owning, and operating gaming facilities and lodging and entertainment facilities in the United States; and

WHEREAS, the Employer and Employee are parties to that certain Employment Agreement dated November 27, 2006, as amended on August 30, 2007, October 30, 2007 and January 23, 2008. (the “Original Employment Agreement”).

WHEREAS, the Original Employment Agreement expires, on January 23, 2011 and shall be of no further force and effect after such date.

WHEREAS, the Employer and Employee have agreed to enter into a new Employment Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.   EMPLOYMENT. Employee agrees to continue as the Chief Executive officer of Nevada Gold and Casino Inc., under the terms and conditions of this Agreement.

2.   TERM. This Agreement is effective on January 24, 2011, and shall continue as set forth herein.

3.   DUTIES AND TITLE. Employee’s title shall be that of Chief Executive Officer. Employee shall have such powers and perform such duties as are customarily performed by a Chief Executive Officer, including management responsibility for all of the day to day operations of Employer. Employee shall report to the Board of Directors of the Company. Employee shall perform his duties to the best of his abilities and shall devote substantially all of his working time to such duties.

4.   COMPENSATION. Employer hereby agrees to provide Employee with the following compensation package which shall be reviewed annually by Employer’s Compensation Committee:

(a). Salary. Employer shall pay Employee an annual salary in the amount of Four Hundred and Twelve Thousand Dollars ($412,000) payable in the same manner as Employer pays its other executive employees, less required state and federal withholdings (the “Annual Salary”).

(b) Auto Allowance. Employer shall provide Employee with a monthly auto allowance of Seven Hundred Fifty Dollars ($750.00).

(c) Vacation and Fringe Benefits. Employee shall be entitled to one (1) month paid vacation each year. In addition, and subject to the terms of any plans or policies governing such matters, Employee shall be entitled to receive (i) contributions to Employer’s 401(k) and other retirement plans at a rate at least as great as Employer contributes for its other senior executive employees; (ii) major medical and health insurance; (iii) customary reimbursement for travel and entertainment; (iv) actual reimbursement of Employee’s moving and relocation expenses back to Miami, Florida upon the termination of Employee’s employment; (v) housing in Employer’s furnished corporate apartment in Houston, Texas.

(d) Flight Reimbursement. Employee shall be provided a monthly allowance of $1,200 for airline tickets for himself and his spouse in order to assist Employee in maintaining contact with his family during his employment.

(e) Performance Bonuses. Employee shall be eligible for yearly bonuses equal to 50% of his annual salary for achieving reasonable goals related to profitability established in the first 30 days of the fiscal year by the Board of Directors and/or the Compensation Committee.

(f) Stock Options. All Stock Options previously granted to Employee are subject to the terms and conditions of Employer’s stock option plan.

5.   TERMINATION AND COMPENSATION UPON TERMINATION.

(a) Termination without Cause by Employer. Employer may terminate Employee’s employment at any time without Cause (as defined in Section 5(c) below) by giving prior, written notice to Employee. In such case, Employer shall pay the Annual Salary to Employee for a twelve month period following termination of employment plus pro rata performance bonus, accrued vacation and fringe benefits. Employer shall pay Employee, on the same pay dates on which and in the same manner by which it pays its current employees. All stock options granted but not vested at such time shall immediately become fully vested in Employee. For purposes of calculating the performance bonus, if same is due to Employee in the event of such termination, Employer shall apply the same percentage of performance bonus paid in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the fiscal year that transpired prior to the termination.

(b) Change of Control. Employee may terminate Employee’s employment in the event of a “Change of Control” defined as the sale of substantially all of the Employer’s assets, acquisition by a third party of more than 50% of Employer’s stock, merger, or other business combination with an unaffiliated entity or person. In the event of such a termination, Employer shall pay to Employee in a lump sum an amount equal to twelve months Annual Salary plus pro rata performance bonus, accrued vacation, and fringe benefits. In addition, all stock options granted but not yet vested shall immediately become fully vested in Employee. Employee must give notice of any termination under this subsection within thirty (30) days of the occurrence of the event he believes gives rise to a Change of Control. For purposes of calculating the performance bonus, if same is due to Employee in the event of such termination, Employer shall apply the same percentage of performance bonus paid in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the fiscal year that transpired prior to the termination.

(c) Termination for Cause. Employer may terminate Employee’s employment for “Cause” at any time. Such a termination shall be effective as specified by Employer. In the event of a termination by Employer for “Cause,” Employee shall be entitled only to his salary, accrued vacation, and fringe benefits through the effective date of termination. Any unvested stock options shall be forfeited. All stock options granted which have vested will be treated as prescribed under Employer’s Stock Option Plan and the Stock Option Agreement. “Cause” means: (i) the Employee’s conviction of, or entry of a plea agreement or consent degree or similar arrangement with respect to, a felony, other serious criminal offense or offense involving moral turpitude, or any violation of federal or state securities law; (ii) Employee’s material violation of Employer’s written policies; (iii) Employee’s material breach of this Agreement, (iv) the final revocation, suspension, or impairment (after all applicable appeals) of Employee’s gaming license in any jurisdiction in which Employer is required to have a gaming license, or a finding (after all applicable appeals) by any authority in any such jurisdiction that Employee is unsuitable to hold a gaming license; or (v) Employee’s gross misconduct in the performance of Employee’s duties hereunder. Any termination of the Employee’s employment by Employer pursuant to this Section 5 (c) shall be communicated by a notice of termination which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision invoked. To exercise its right to terminate the Employee pursuant to provisions (ii), (iii) or (v) of the definition of Cause, Employer must first provide the Employee with 30 days’ time to correct the circumstances or events that Employer contends give rise to the existence of Cause under those provisions. The 30-day time period shall not begin to run until the Board of Directors of Employer has given the Employee the opportunity to meet with the Board (at which meeting at least a quorum of the Board is present either personally or telephonically) to hear a specific explanation for the Board of the circumstances or events the Board believes may fall within provisions (ii), (iii) or (v) of the definitions of Cause.

(d) Termination due to Inability to Perform Essential Functions. Employer may terminate Employee’s employment if Employee becomes unable to perform the essential functions of his position due to disability for a period greater than six months despite any reasonable accommodation required by law. In the event of a termination under this subsection, Employee shall be entitled only to his salary, accrued vacation, and fringe benefits for a period of one (1) year following the effective date of termination and thereafter to any benefits to which Employee is entitled under the Company’s disability policy. In the case of granted but unvested stock options, those unvested stock options which would become vested within such one (1) year period shall become vested and the remaining granted but unvested stock options shall be forfeited. Otherwise, the stock options will be treated as prescribed under Employer’s Stock Option Plan and the Stock Option Agreement.

6.  CONFIDENTIALITY, PROPERTY, COMPETITION, SOLICITATION.

(a)  Ownership. Employee agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists and trade secrets which arise out of the performance of this Agreement are the property of Employer.

(b)  Confidentiality. Except as is consistent with Employee’s duties and responsibilities within the scope of his employment with Employer, Employee agrees to keep confidential indefinitely, and not to use or disclose to any unauthorized person, information which is not generally known and which is proprietary to Employer, including all information that Employer treats as confidential, (“Confidential Information”). Upon termination of Employee’s Employment, Employee will promptly turn over to Employer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data, tables, compositions, articles, devise, apparatus, marketing plans, customer lists and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in his possession, regardless of who prepared them.

(c)  Non-competition. If Employee’s employment hereunder is terminated as a result of the application of paragraph 5(c), then for a period of one (1) year after the effective date of termination. Employee agrees not to compete, directly or indirectly (including as an officer, director, partner, employee, consultant, independent contractor, or more than 5% equity holder of any equity) with Employer in any way concerning the ownership, development or management of any gaming operations or facility within a 75-mile radius of any gaming operations or facility with respect to which Employer (or any of its affiliates) owns or renders substantial, paid, consulting or management services at the time of termination. Notwithstanding the foregoing, this provision will not apply to the metropolitan area of Las Vegas, Nevada.

(d)  Non-solicitation. Employee agrees not to solicit or recruit, directly or indirectly, any management employee of Employer for employment during the one (1) year period after termination of his employment relationship with Employer.

7.   NOTICES. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery, to the following parties:

If to Employee:     Robert B. Sturges
9550 Journey’s End Road
Coral Gables, Florida 33156
With a copy to:

If to Employer:      William J. Sherlock
Chairman of the Board
50 Briar Hollow Lane
Suite 500W
Houston, Texas 77027

With a copy to:     Ernest E. East
Chief Compliance Officer
Nevada Gold & Casinos, Inc
50 Briar Hollow Lane
Suite 500W
Houston, Texas 77027

8.   Compliance with code section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Employer in its sole but reasonable judgment to be subject to Section 409A of the Code shall be paid in a manner that Employer in its sole but reasonable judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting much requirements would result in a delay in the time of payment of such compensation. Any payments to Section 4 and Section 5(a), (b), (c), or (d) of this agreement shall be made no later than two and one-half months after the year in which the right to receive such amounts vest.

9.   GOVERNING LAW AND VENUE. This Agreement herein shall be construed, regulated and administered under the laws of the State of Texas and of the United States of America. Any lawsuit or other civil action brought arising from or related to Employee’s employment with Employer or this Agreement shall be brought and maintained in a state or federal court in Harris County, Texas, Except that this provision does not preclude Employer from removing to federal court any action filed by Employee and, to the extent permissible, Employee hereby consents to such removal.

10. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their heirs, successors and assigns. Subject to the provisions of Section 5(d), Employer may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

11. MODIFICATION. This Agreement may not be amended in any manner without the express, written consent of the parties hereto.

12. ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on this 21st day of January, 2011.

EMPLOYER	EMPLOYEE

By: /s/ William J. Sherlock	/s/ Robert B. Sturges
William J. Sherlock	Robert Sturges
Chairman, Nevada Gold & Casinos, Inc